Exhibit 10.10

NetSuite Software (Asia Pacific) Pte. Ltd.

1 Raffles Place #19-03

OUB Building

Singapore 48616

Voice: +65-6511-6130

Fax: +65-6549-7001

URL: www.netsuite.com.sg

August 8, 2007

Dean Mansfield

Re:	Letter Relating to Employment Terms

Dear Mr. Mansfield:

This letter is to confirm the terms of your employment with NetSuite Software (Asia Pacific) Pte. Ltd. (the “Company”). This letter supersedes all prior agreements relating to the terms of your employment, except for the Severance and Change of Control Agreement dated of even date herewith, between you and the Company (the “Severance Agreement”) and the Confidentiality and Invention Assignment Agreement dated of even date herewith, between you and the Company (the “Confidentiality Agreement”). The terms set forth below shall be effective as of July 1, 2007 (the “Effective Date”).

As you know, your position as President, Worldwide Sales and Distribution, with the Company requires, and will continue to require, you to travel extensively to such countries worldwide as may be reasonably necessary to respond to the business needs of the Company. All of your travel expenses must be incurred and submitted in accordance with the Company’s standard travel and expense policy, which may be amended from time to time, and shall be effective with respect to you, provided you are given advance notice of the changes before they become effective.

1.	Title and Cash Compensation

Your title is, and shall remain, President, Worldwide Sales and Distribution. In your capacity as President, Worldwide Sales and Distribution, you will continue to report to the President & CEO. In this role, you will perform services for the Company but typically those services will be performed outside of Singapore and fro the benefit of one of the companies affiliated with the Company. As of the Effective Date, your monthly base salary is US$16.666.67 per month or US$200,000 on an annualized basis. The Company shall pay your monthly base salary to a bank account designated by you or by check. The payment of your salary shall be subject to such statutory deductions and/or withholdings as may be required in accordance with applicable legislation in force from time to time.

Dean Mansfield Offer Letter

August 8, 2007

In addition to your monthly base salary, you shall be entitled to a car allowance of US$1,700 per month or US$20,400 annually. Your monthly car allowance shall be credited to your nominated bank account with your monthly base salary.

2.	Bonus Compensation

In addition to your base salary, you will be eligible for an annual incentive cash award, as determined by the Company. For calendar year 2007, your annual incentive cash bonus shall have a target equal to 100% of your base salary as of the Effective Date. For calendar year 2007, the actual annual cash incentive award payable to you shall be determined to be below, at, or above the target: (a) with respect to 75%, based upon the Company’s achievement level against Company financial and other performance objectives; and (b) with respect to 25%, based upon your achievement of individual objectives. The target bonus and its components, the Company performance objectives, and your individual objectives shall be determined each year by the Compensation Committee of the Board of Directors (the “Compensation Committee”) in consultation with you and the CEO. The payment of your bonus compensation shall be subject to such statutory deductions and/or withholdings as may be required in accordance with applicable legislation in force from time to time.

3.	Equity Awards

The Company may grant equity awards to you from time to time, which will be subject to the terms of the applicable equity compensation plan or arrangement in effect at the time of grant. The Compensation Committee will determine in its discretion whether you will be granted any such equity awards and the terms and conditions of any such awards in accordance with the terms of any applicable equity plan.

You should be aware that you may incur income taxes as a result of your receipt or the vesting of any equity compensation awards and it shall be your responsibility to pay any such applicable taxes.

4.	Other Benefits

As an employee, you will continue to be eligible to receive our standard employee benefits except to the extent that this letter agreement provides you with more valuable benefits than the Company’s standard policies.

Dean Mansfield Offer Letter

August 8, 2007

5.	Termination of Employment

This Agreement may be terminated by you or by the Company by giving no less than 1 business day’s written notice to the other. The terms of the termination shall be in accordance with the provisions of the Severance Agreement.

The Company reserves the right to require you not to attend work and/or not to undertake all or any of your duties of employment during any period of notice (whether given by you or the Company). However, the Company shall continue to pay your salary and contractual benefits whilst you remain employed by the Company.

Upon ceasing to be employed by the Company hereunder, you shall deliver to the Company any drawings, notebooks, manuals, documents, computerization of technical data, customer lists, specifications, files, memoranda, or other records of any nature belonging to the Company or any reproduction thereof which may have been provided to you during the course of your employment with the Company, and you shall not undertake or cause any action or deed which might in any way affect the Company’s reputation or good-standing, or those of its products or services.

6.	Additional Terms

The Company may in its discretion transfer your employment to another entity affiliated with the Company by providing you with no less than ten days written notice.

During your employment with the Company, you shall observe and comply with all of the rules, regulations and directives of the Company as may from time to time be made or given. The Company shall have the right to reasonably alter and amend the rules and regulations of the Company as well as any of the terms of your employment, and such alteration or amendment shall become fully effective and a binding term of your employment upon notification to you.

You shall be responsible for the timely payment of all taxes related to all compensation that you receive from the Company (or any affiliated entity), whether base salary, bonus or commission, derived from options or other equity incentives, car allowance, or any other perquisite or benefit whatsoever that you receive or received from the Company of any of its affiliated entities. You also shall be responsible for any taxes or other expenses related to ex-patriate type issues, all costs and expenses related to calculating and filing your tax returns or similar filings, and for any payments charged against you or the employer due as a result of any late payments. In addition, for the avoidance of doubt, by your acceptance of the terms of your employment with the Company, you shall be deemed to have assumed any risk associated with fluctuations in currency exchange rate and the Company shall not be liable to compensate you for any losses associated with the fluctuations in currency exchange rates.

This Agreement, together with the Severance Agreement and the Confidentiality Agreement supersedes any prior agreements, representations and promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. This Agreement, together with the Severance Agreement and the Confidentiality Agreement, constitutes the full, complete and exclusive agreement between you and the Company, its officers, employees and its affiliates with respect to the subject matters herein.

Dean Mansfield Offer Letter

August 8, 2007

The validity, interpretation, construction, and performance of this Agreement will be governed by and construed in accordance with the laws of Singapore (with the exception of its conflict of laws provisions).

Please review these terms to make sure they are consistent with your understanding. If so, please send the original signed offer letter to Marty Réaume no later than two days after your receipt of this letter.

Sincerely, for and on behalf of NetSuite Software (Asia Pacific) Pte. Ltd.

		By:	/s/ James McGeever
James McGeever
Director, NetSuite Software (Asia Pacific) Pte. Ltd.

ACKNOWLEDGED AND APPROVED:

/s/ Zach Nelson
Zach Nelson
President & CEO
NetSuite, Inc.

AGREED:

Signed:	/s/ Dean Mansfield
Dean Mansfield

Dated:	8/8/07